Exhibit 23.7

CONSENT OF WOOD MACKENZIE LTD

We hereby consent to (i) the use of our firm’s name, Wood Mackenzie Ltd (“Wood Mackenzie”), in the Registration Statement on Form F-4 to be filed with the U.S. Securities and Exchange Commission by Lifezone Metals Limited (the “Registrant”) and any amendments thereto, including the prospectus contained therein (the “Registration Statement”) and (ii) the inclusion of information contained in an independent report titled “Nickel Market Outlook: A Report for Lifezone Limited” (the “Information”) in the Registration Statement that was supplied by Wood Mackenzie and references Wood Mackenzie as the source of such Information.

We further wish to advise you that Wood Mackenzie was not employed on a contingent basis and that at the time of the preparation of the Information, as well as at the date hereof, neither Wood Mackenzie nor any of its employees had or now has a substantial interest in the Registrant or any of their respective affiliates or subsidiaries.

By:	/s/ Michel Rosier
Name:	Michel Rosier
Title:	VP of Sales - EMEARC

For and on behalf of Wood Mackenzie Ltd

Date:	April 14th, 2023